Exhibit 99.1


FOR IMMEDIATE RELEASE

                 Delta Woodside Industries and Delta Mills, Inc.
                  Announce Modified Dutch Auction Tender Offer
                  For Delta Mills 9 5/8% Senior Notes due 2007
                        And Closing of Maiden, N.C. Plant

Delta Woodside Industries, Inc.
CONTACT:      William H. Hardman, Jr.

Greenville, SC, March 5, 2003 - Delta Woodside Industries, Inc. (NYSE: DLW) and its wholly-owned subsidiary Delta Mills, Inc. today announced that Delta Mills has commenced a "Modified Dutch Auction" tender offer for a portion of its outstanding 9 5/8% Senior Notes due 2007.

Delta Mills is inviting holders to submit offers to sell notes, at a price determined by each holder, within a range of $750 to $790 per $1,000 principal amount upon the terms and conditions specified in the Offer to Purchase dated March 5, 2003. Holders whose notes are accepted for purchase will also receive accrued and unpaid interest on those notes upon consummation of the tender offer.

The tender offer will expire at 5:00 p.m., New York City time, on April 2, 2003, unless extended or earlier terminated (the "Expiration Date"). Tenders of notes may be made or withdrawn at any time prior to the Expiration Date.

Delta Mills is making the tender offer by way of a "Modified Dutch Auction" procedure. Under this procedure, Delta Mills will accept notes offered for sale in the following order: first, offers to sell notes at $750 per $1,000 principal amount and continuing with offers to sell notes in order of increasing offer price, until Delta Mills has spent (at the Clearing Price described below) approximately $15.8 million (excluding accrued interest). Delta Mills will pay to all holders whose offers are accepted the highest price offered for notes that are accepted for purchase by Delta Mills (the "Clearing Price"), even if that price is higher than the price offered by such holder. If the aggregate principal amount of notes offered at the Clearing Price exceeds the maximum principal amount of notes that may be accepted by Delta Mills at the Clearing Price under the foregoing procedure, acceptances of offers at the Clearing Price will be allocated among such notes on a pro rata basis according to the principal amount so offered. The offer will be funded by borrowings under Delta Mills' revolving credit facility. Consummation of the tender offer is subject to the satisfaction of certain conditions described in the Offer to Purchase.

The terms and conditions of the tender offer are set forth in Delta Mills' Offer to Purchase dated March 5, 2003. This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell any notes. The offer may only be made pursuant to the terms of the Offer to Purchase and related Letter of Transmittal.

Banc of America Securities LLC is the exclusive dealer manager, The Bank of New York is the depositary, and D.F. King & Co., Inc. is the information agent in connection with the tender offer. Copies of the Offer to Purchase and related offer documents may be obtained from the information agent at 800-967-7921 (toll free) or 212-269-5550 (collect). Additional information concerning the terms of the tender offer may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (toll free) or 704-388-2842 (collect).

The Company also announced today the closing of its Catawba Plant, a yarn only facility located in Maiden N. C. The closing is consistent with the Company's mission of cost reductions to remain competitive in today's world market. The plant closing will not affect the weaving and finishing capacity of the Company. The Company is currently negotiating with yarn producers to outsource the Company's yarn requirements previously satisfied by the plant. The Company projects that it will incur third quarter costs in the range of $400,000 to $500,000 for asset impairments and closing costs.

Bill Garrett, President and CEO commented, "This is a very difficult decision that we regret having to make; however, we can no longer justify keeping this facility open. The 112 associates displaced by this move have been loyal and dedicated employees and will be missed. We are working to place as many of these people as possible in our other facilities and with other employers in the area."

The preceding discussion contains certain "forward-looking statements". These statements are based on the expectations of Delta Woodside and Delta Mills and are necessarily dependent upon assumptions, estimates and data that they believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

Delta Woodside Industries, Inc. is headquartered in Greenville, South Carolina. Through its wholly owned subsidiary, Delta Mills, it manufactures and sells textile products for the apparel industry. The Company employs about 1,600 people and operates five plants located in South Carolina.